Exhibit 21.1

SUBSIDIARIES OF BRIGHTHOUSE FINANCIAL, INC.
As of 12/31/2020

Name of Subsidiary	Jurisdiction of Incorporation of Organization

Brighthouse Assignment Company	Connecticut
Brighthouse Connecticut Properties Ventures, LLC	Delaware
Brighthouse Holdings, LLC	Delaware
Brighthouse Investment Advisers, LLC	Delaware
Brighthouse Life Insurance Company	Delaware
Brighthouse Life Insurance Company of NY	New York
Brighthouse Reinsurance Company of Delaware	Delaware
Brighthouse Renewables Holding, LLC	Delaware
Brighthouse Securities, LLC	Delaware
Brighthouse Services, LLC	Delaware
Daniel/Brighthouse Midtown Atlanta Master Limited Liability Company	Delaware
ML 1065 Hotel, LLC	Delaware
Euro TI Investments LLC	Delaware
Euro TL Investments LLC	Delaware
Greater Sandhill I, LLC	Delaware
New England Life Insurance Company	Massachusetts
The Prospect Company, LLC	Delaware
TIC European Real Estate LP, LLC	Delaware
TLA Holdings LLC	Delaware
TLA Holdings II LLC	Delaware
1075 Peachtree, LLC	Delaware

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